EXHIBIT 99.2

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Raises Cash Dividend 50% to Annual Rate of $0.45 Per Share

Declares Quarterly Dividend of $0.1125 Per Share

WARRENDALE, PA, June 14, 2006 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors has voted to raise its cash dividend payment by 50% to an annual rate of $0.45 per share, from the current rate of $0.30 per share. A quarterly cash dividend of $0.1125 per share was declared and is payable on July 7, 2006, to stockholders of record at the close of business on June 26, 2006.

"I am pleased to announce the dividend increase, which reflects our strong financial performance, solid cash position and confidence in our growth strategies," said American Eagle CEO Jim O'Donnell. "We will continue to evaluate our dividend policy and share repurchase activity, as appropriate, consistent with our commitment to enhancing shareholder value."

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 808 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future growth and profitability. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Risk Factor Section of the Company's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660